Exhibit 99(b)

FIRST QUARTER 2003

QUARTERLY EARNINGS REPORT

APRIL 16, 2003

TABLE OF CONTENTS

First Quarter 2003 Financial Highlights	1

Earnings Reconciliation	2

Summary Results	3

Other Financial Measures	4

Loan and Deposit Growth	5

Fee and Other Income	6

Noninterest Expense	7

Consolidated Results – Segment Summary	8

General Bank	9

Capital Management	10

Wealth Management	11

Corporate and Investment Bank	12

Asset Quality	13

Nonperforming Loans	14

Loans Held For Sale	15

Merger Integration Update	16

Merger Integration: On Track	17

Summary and 2003 Outlook	18

Appendix	19-37

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002, PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, WHICH MAY BE FOUND IN WACHOVIA’S 2002 ANNUAL REPORT ON FORM 10-K. ALL NARRATIVE COMPARISONS ARE WITH FOURTH QUARTER 2002 UNLESS OTHERWISE NOTED.

Wachovia 1Q03 Quarterly Earnings Report

FIRST QUARTER 2003 FINANCIAL HIGHLIGHTS

VERSUS 4Q02

•	GAAP earnings of $0.76 per share up 15% from both 4Q02 and 1Q02

—	Earnings include $40 million after-tax, or $0.03 per share, of net merger-related and restructuring expenses and $88 million, or $0.07 per share, of intangible amortization expense

•	Customer service scores continue to improve, up for the 16th consecutive quarter

•	Revenues grew 3% from both 4Q02 and 1Q02, reflecting strength in net interest income and improved fee income

—	Margin remained steady at 3.86%
—	Fee income growth primarily due to stronger trading revenues and lower principal investing losses

•	Net charge-offs down 2% to $195 million, or 49 bps

•	Total noninterest expense down 5%

—	Expenses essentially flat, excluding net merger-related and restructuring expenses of $64 million in 1Q03 and $145 million in 4Q02, as well as $72 million of 4Q02 expenses relating to risk reduction strategies offsetting tax benefits
—	FTE employees declined by 1,223 linked-quarter reflecting continued progress in merger integration

•	Total NPAs declined 3% and new commercial nonaccruals down 20%

•	Average low-cost core deposits grew 4% linked-quarter and 16% from 1Q02 levels

•	Average diluted shares outstanding declined by 14 million

•	Merger integration continues to progress well – Georgia integration executed seamlessly

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Wachovia 1Q03 Quarterly Earnings Report

EARNINGS RECONCILIATION

Earnings Reconciliation	2003		2002								1 Q 03 vs 4 Q 02
	First Quarter		Fourth Quarter		Third Quarter		Second Quarter		First Quarter
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS

Net income available to common stockholders (GAAP)	$1,023	0.76	891	0.66	913	0.66	849	0.62	907	0.66	15%
Dividends on preferred stock	4	—	4	—	3	—	6	—	6	—	—

Net income	1,027	0.76	895	0.66	916	0.66	855	0.62	913	0.66	15
Net merger-related and restructuring expenses	40	0.03	92	0.06	67	0.05	89	0.06	(5)	—	(57)

Earnings excluding merger-related and restructuring expenses	1,067	—	987	—	983	—	944	—	908	—	8
Deposit base and other intangible amortization	88	0.07	83	0.06	98	0.07	103	0.08	108	0.08	6

Earnings excluding merger-related and restructuring expenses and intangible amortization	$1,155	—	1,070	—	1,081	—	1,047	—	1,016	—	8%

KEY POINTS

•	GAAP earnings of $0.76 per share include $0.03 per share of net merger-related and restructuring expenses
•	Intangible amortization expense of $88 million ($0.07 per share)

—	Expect amortization expense of existing intangibles over remainder of 2003 to be: 2Q03: $0.06; 3Q03: $0.06; 4Q03: $0.05; calculated using average diluted shares outstanding of 1,346 million and excluding any impact of intangibles relating to the pending Prudential/Wachovia Securities retail brokerage transaction

(See Appendix, page 19 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

SUMMARY RESULTS

Earnings Summary	2003	2002				1 Q 03 vs 4 Q 02
	First	Fourth	Third	Second	First
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$2,578	2,529	2,520	2,515	2,477	2%
Fee and other income	2,078	1,978	1,890	2,110	2,027	5

Total revenue (Tax-equivalent)	4,656	4,507	4,410	4,625	4,504	3
Provision for loan losses	224	308	435	397	339	(27)
Other noninterest expense	2,699	2,750	2,686	2,622	2,609	(2)
Merger-related and restructuring expenses	64	145	107	143	(8)	(56)
Other intangible amortization	140	147	152	161	168	(5)

Total noninterest expense	2,903	3,042	2,945	2,926	2,769	(5)

Income before income taxes (Tax-equivalent)	1,529	1,157	1,030	1,302	1,396	32
Income taxes (Tax-equivalent)	502	262	114	447	483	92

Net income	$1,027	895	916	855	913	15%

Diluted earnings per common share	$0.76	0.66	0.66	0.62	0.66	15%
Return on average common stockholders’ equity	12.94%	11.07	11.63	11.52	12.74	—
Return on average assets	1.23	1.08	1.13	1.09	1.17	—
Overhead efficiency ratio	62.35%	67.51	66.77	63.28	61.48	—
Operating leverage	$289	(2)	(232)	(38)	221	—%

KEY POINTS

•	Net interest income increased to $2.6 billion reflecting growth in earning assets and low-cost core deposits as well as a stable margin
•	Fee and other income rose 5%, driven by strength in trading results and lower net principal investing losses
•	Provision expense included $25 million relating to loans sold or transferred to held for sale and was $84 million lower than 4Q02 levels which included $109 million relating to risk reduction strategies largely offsetting 4Q02 tax benefits
•	Income taxes increased $240 million from 4Q02 levels which included tax benefits relating to a tax loss on our investment in The Money Store

(See page 15 and Appendix, pages 19, 21 and 33 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

OTHER FINANCIAL MEASURES

Performance Highlights	2003	2002				1 Q 03 vs 4 Q 02
	First	Fourth	Third	Second	First
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

Earnings excluding merger-related and restructuring expenses(a)
Net income	$1,067	987	983	944	908	8%
Return on average assets	1.28%	1.19	1.21	1.20	1.17	—
Return on average common stockholders’ equity	13.45	12.13	12.44	12.72	12.68	—
Overhead efficiency ratio	60.96%	64.30	64.33	60.19	61.66	—
Operating leverage	$209	36	(267)	113	125	—%

Earnings excluding merger-related and restructuring expenses and other intangible amortization(a)
Net income	$1,155	1,070	1,081	1,047	1,016	8%
Dividend payout ratio on common shares	30.23%	33.33	33.33	31.58	32.43	—
Return on average tangible assets	1.44	1.34	1.39	1.39	1.36	—
Return on average tangible common stockholders’ equity	23.71	21.52	22.84	24.66	25.30	—
Overhead efficiency ratio	57.97%	61.04	60.87	56.72	57.93	—
Operating leverage	$202	30	(275)	105	42	—%

Other financial data
Net interest margin	3.86%	3.86	3.94	3.97	3.91	—
Fee and other income as % of total revenue	44.64	43.89	42.86	45.63	45.00	—
Effective income tax rate	29.94	18.39	6.20	31.46	32.12	—
Tax rate (Tax-equivalent) (b)	32.86%	22.50	11.20	34.27	34.60	—

Asset quality
Allowance as % of loans, net	1.67%	1.72	1.81	1.86	1.84	—
Allowance as % of nonperforming assets	160	161	149	150	162	—
Net charge-offs as % of average loans, net	0.49	0.52	0.59	0.97	0.83	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.06%	1.11	1.23	1.24	1.21	—

Capital adequacy (c)
Tier 1 capital ratio	8.25%	8.22	8.11	7.83	7.49	—
Total capital ratio	11.95	12.01	12.02	11.89	11.56	—
Leverage ratio	6.71%	6.77	6.82	6.75	6.51	—

Other
Average diluted common shares	1,346	1,360	1,374	1,375	1,366	(1)%
Actual common shares	1,345	1,357	1,373	1,371	1,368	(1)
Dividends paid per common share	$0.26	0.26	0.26	0.24	0.24	—
Dividends paid per preferred share	0.04	0.04	0.04	0.06	0.06	—
Book value per common share	23.99	23.63	23.38	22.15	21.04	2
Common stock price	34.07	36.44	32.69	38.18	37.08	(7)
Market capitalization	$45,828	49,461	44,887	52,347	50,716	(7)
Common stock to book price	142%	154	140	172	176	—
FTE employees	79,555	80,778	80,987	82,686	82,809	(2)
Total financial centers/ brokerage offices	3,251	3,280	3,342	3,347	3,362	(1)
ATMs	4,539	4,560	4,604	4,617	4,618	—%

(a)	See tables on pages 2 and 3 for reconciliation to earnings prepared in accordance with generally accepted accounting principles.
(b)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(c)	The first quarter of 2003 is based on estimates.

KEY POINTS

•	Cash overhead efficiency ratio of 58%
•	Net interest margin remained stable at 3.86%
•	Average diluted share count lower primarily due to purchase of 14.7 million shares in connection with partial settlement of a forward purchase contract at a cost of $485 million and open market purchases of 450,000 shares totaling $15.7 million
•	FTE employees declined by 1,223 linked-quarter reflecting progress in merger integration
•	Financial centers/brokerage offices decreased by 29 largely due to 27 Georgia branch consolidations

(See Appendix, pages 19-21 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

LOAN AND DEPOSIT GROWTH

Average Balance Sheet Data	2003	2002				1 Q 03 vs 4 Q 02
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Assets

Trading assets	$16,298	14,683	14,945	15,503	13,954	11%
Securities	72,116	71,249	62,806	58,169	56,174	1
Commercial loans, net	93,039	95,064	96,769	98,529	99,711	(2)
Consumer loans, net	64,925	58,215	55,159	56,819	57,613	12

Total loans, net	157,964	153,279	151,928	155,348	157,324	3

Other earning assets (a)	22,217	21,892	25,136	24,809	27,434	1

Total earning assets	268,595	261,103	254,815	253,829	254,886	3
Cash	10,887	10,636	9,955	10,110	10,553	2
Other assets	57,799	58,221	56,741	50,775	49,883	(1)

Total assets	$337,281	329,960	321,511	314,714	315,322	2%

Liabilities and Stockholders' Equity

Core interest-bearing deposits	131,545	130,220	128,412	126,062	124,405	1
Foreign and other time deposits	15,960	16,704	12,625	13,415	15,698	(4)

Total interest-bearing deposits	147,505	146,924	141,037	139,477	140,103	—
Short-term borrowings	50,900	44,929	44,599	45,175	46,142	13
Long-term debt	38,744	38,758	37,540	38,755	40,592	—

Total interest-bearing liabilities	237,149	230,611	223,176	223,407	226,837	3
Noninterest-bearing deposits	41,443	40,518	38,772	38,448	38,127	2
Other liabilities	26,637	26,885	28,460	23,283	21,455	(1)

Total liabilities	305,229	298,014	290,408	285,138	286,419	2
Stockholders' equity	32,052	31,946	31,103	29,576	28,903	—

Total liabilities and stockholders' equity	$337,281	329,960	321,511	314,714	315,322	2%

(a) Includes loans held for sale, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.

Memoranda
Low-cost core deposits	$128,936	124,269	119,227	115,111	111,359	4%
Other core deposits	44,052	46,469	47,957	49,399	51,173	(5)

Total core deposits	$172,988	170,738	167,184	164,510	162,532	1%

KEY POINTS

•	Trading assets grew 11% primarily driven by growth in the interest rate products book and growth in the corporate bond warehouse
•	Commercial loans were down 2% or $2 billion largely due to continued low loan demand and the $563 million average effect of sale or transfer of loans to held for sale
—	General Bank commercial loans grew $729 million or 3%, Corporate and Investment Bank loans declined $2.6 billion or 7%, and General Bank commercial real estate loans declined $511 million, or 2%
•	Consumer loans were up 12% or $6.7 billion; excluding an average $6 billion impact of largely 4Q02 net mortgage purchases, average consumer loans were up 1% reflecting real estate secured loan production
•	Low-cost core deposits up 4% linked-quarter and 16% from 1Q02 levels; total core deposits increased 1% from 4Q02 despite planned run-off of higher cost CDs

(See Appendix, pages 19-20 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

FEE AND OTHER INCOME

Fee and Other Income	2003	2002				1 Q 03 vs 4 Q 02
	First	Fourth	Third	Second	First
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Service charges	$430	421	432	420	425	2%
Other banking fees	233	236	232	241	236	(1)
Commissions	444	473	458	481	464	(6)
Fiduciary and asset management fees	438	439	427	466	477	—
Advisory, underwriting and other investment banking fees	137	182	143	192	136	(25)
Trading account profits (losses)	100	(42)	(71)	33	104	—
Principal investing	(44)	(105)	(29)	(42)	(90)	—
Securities gains (losses)	37	46	71	58	(6)	(20)
Other income	303	328	227	261	281	(8)

Total fee and other income	$2,078	1,978	1,890	2,110	2,027	5%

KEY POINTS

•	Fee and other income rose 5% from a weak 4Q02, largely driven by strength in trading and lower net principal investing losses, and was up 3% over 1Q02
•	Service charges increased 2% on strong growth in commercial fees
•	Commissions down $29 million or 6% on weak capital markets and subdued retail investor trading activity
•	Advisory, underwriting and other fees down 25% on weak equity and M&A activity levels
•	Trading account profits rebounded to $100 million from weak 4Q02 levels driven by mortgage option trading and convertible bond results as well as lower credit-related losses in fixed income

(See Appendix, page 21 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

NONINTEREST EXPENSE

Noninterest Expense	2003	2002				1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	vs 4 Q 02

Salaries and employee benefits	$1,699	1,681	1,588	1,665	1,663	1%
Occupancy	197	202	195	194	195	(2)
Equipment	234	255	234	231	226	(8)
Advertising	32	16	20	25	19	—
Communications and supplies	141	143	136	132	134	(1)
Professional and consulting fees	99	126	111	96	88	(21)
Sundry expense	297	327	402	279	284	(9)

	2,699	2,750	2,686	2,622	2,609	(2)
Merger-related and restructuring expenses	64	145	107	143	(8)	(56)
Other intangible amortization	140	147	152	161	168	(5)
Total noninterest expense	$2,903	3,042	2,945	2,926	2,769	(5)%

KEY POINTS

•	Expenses excluding net merger-related and restructuring expenses and intangible amortization decreased 2% from 4Q02 levels; up 1% excluding $72 million of 4Q02 expenses offset by tax benefits
•	Salaries and employee benefits increased 1%, largely due to higher pension costs as well as higher revenue-based incentives; 4Q02 results included $42 million of severance and non-recurring personnel costs
•	Equipment expenses lower largely due to elevated 4Q02 expenses relating to PC enhancements and company-wide technology infrastructure investments
•	Advertising increased $16 million relating to our increased branding activities

(See Appendix, page 21 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

CONSOLIDATED RESULTS – SEGMENT SUMMARY (a)

Wachovia Corporation Performance Summary	Three Months Ended March 31, 2003
						Merger-Related
(In millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	and Restructuring Expenses	Consolidated

Income statement data
Net interest income (Tax-equivalent)	$1,744	39	103	562	130	—	2,578
Fee and other income	562	735	133	571	77	—	2,078
Intersegment revenue	43	(19)	1	(26)	1	—	—

Total revenue (Tax-equivalent)	2,349	755	237	1,107	208	—	4,656
Provision for loan losses	105	—	4	110	5	—	224
Noninterest expense	1,297	625	170	556	191	64	2,903
Income taxes (Tax-equivalent)	345	47	23	164	(53)	(24)	502

Segment earnings (b)	$602	83	40	277	65	(40)	1,027

Performance and other data
Economic profit	$431	64	27	125	90	—	737
Risk adjusted return on capital (RAROC)	42.36%	49.54	40.91	18.97	26.21		30.46
Economic capital, average	$5,572	678	373	6,358	2,368	—	15,349
Cash overhead efficiency ratio	55.21%	82.74	71.73	50.23	24.33	—	57.97
Lending commitments*	$59,732	—	3,343	77,104	15,381	—	155,560
Average loans, net	110,882	134	9,339	36,104	1,505	—	157,964
Average core deposits	$145,496	1,367	10,662	14,120	1,343	—	172,988
FTE employees*	35,690	12,384	3,838	4,102	23,541	—	79,555

(a)	See "Summary Operating Results" on page 19 for an explanation on the financial presentation of our business segments, including the presentations on pages 8-12 and 22-32.
(b)	Segment earnings for each of the business segments is presented on a basis which excludes merger-related and restructuring expenses. In addition, segment earnings for each of the four core business segments also exclude deposit base intangible and other intangible expense.

KEY POINTS

•	General Bank contributed 56% of earnings excluding net merger-related and restructuring expenses
•	All businesses produced results which again exceeded their cost of capital

* NEW DISCLOSURES

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Wachovia 1Q03 Quarterly Earnings Report

GENERAL BANK

This segment consists of the Retail & Small Business and Commercial operations.

General Bank Performance Summary	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$1,744	1,771	1,738	1,719	1,649	(2)%
Fee and other income	562	569	520	508	498	(1)
Intersegment revenue	43	42	38	42	40	2

Total revenue (Tax-equivalent)	2,349	2,382	2,296	2,269	2,187	(1)
Provision for loan losses	105	144	114	98	115	(27)
Noninterest expense	1,297	1,342	1,281	1,253	1,231	(3)
Income taxes (Tax-equivalent)	345	326	330	336	306	6

Segment earnings	$602	570	571	582	535	6%

Performance and other data
Economic profit	$431	415	395	396	364	4%
Risk adjusted return on capital (RAROC)	42.36%	40.19	38.56	38.61	37.10	—
Economic capital, average	$5,572	5,644	5,683	5,747	5,659	(1)
Cash overhead efficiency ratio	55.21%	56.28	55.87	55.21	56.27	—
Lending commitments*	$59,732	57,358	56,469	54,806	53,077	4
Average loans, net	110,882	106,081	101,429	100,861	98,068	5
Average core deposits	$145,496	144,252	141,861	139,650	136,086	1
FTE employees*	35,690	36,494	36,166	37,084	36,862	(2)%

General Bank Key Metrics	2003	2002				1 Q 03
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	vs 4 Q 02

Customer overall satisfaction score (a)	6.55	6.49	6.47	6.38	6.37	1%
Online product and service enrollments (In thousands) (b)	4,991	4,841	4,607	4,171	4,235	3
Online active customers (In thousands) (b)	1,672	1,614	1,498	1,554	1,409	4
Financial centers	2,692	2,717	2,755	2,756	2,761	(1)
ATMs	4,539	4,560	4,604	4,617	4,618	—%

(a)	Gallup survey measured on a 1-7 scale; 6.4 = "best in class".
(b)	Retail and small business.

KEY POINTS

•	Segment earnings up 6% linked-quarter and 13% over 1Q02
•	Total revenue declined 1% in a seasonally down quarter; up 7% from 1Q02
•	Provision expense declined $39 million on lower commercial and consumer loan losses
•	Expenses declined 3%, or $45 million, largely driven by lower revenue-based incentives

•	Loan growth of 5% on increases in consumer real estate-secured loans and small business lending; up 13% from 1Q02
—	Consumer loan production totaled $15.3 billion
•	Low-cost core deposit momentum continued with growth of 4% linked-quarter and 18% over 1Q02; core deposits grew 1% over 4Q02

*NEW DISCLOSURES

(See Appendix, pages 22-24 for further discussion of business unit results)

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Wachovia 1Q03 Quarterly Earnings Report

CAPITAL MANAGEMENT

This segment includes Asset Management and Retail Brokerage Services.

Capital Management Performance Summary	2003	2002
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	1 Q 03 vs 4 Q 02

Income statement data
Net interest income (Tax-equivalent)	$39	40	42	41	41	(3)%
Fee and other income	735	750	729	788	783	(2)
Intersegment revenue	(19)	(18)	(18)	(19)	(17)	(6)

Total revenue (Tax-equivalent)	755	772	753	810	807	(2)
Provision for loan losses	—	—	—	—	—	—
Noninterest expense	625	622	615	657	663	—
Income taxes (Tax-equivalent)	47	55	50	56	53	(15)

Segment earnings	$83	95	88	97	91	(13)%

Performance and other data
Economic profit	$64	76	70	77	72	(16)%
Risk adjusted return on capital (RAROC)	49.54%	56.64	53.07	54.66	51.22	—
Economic capital, average	$678	668	658	710	722	1
Cash overhead efficiency ratio	82.74%	80.54	81.60	81.19	82.19	—
Average loans, net	$134	131	177	186	166	2
Average core deposits	$1,367	1,487	1,314	1,269	1,298	(8)
FTE employees*	12,384	12,682	12,999	13,345	13,506	(2)%

Capital Management Key Metrics	2003	2002
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	1 Q 03 vs 4 Q 02

Separate account assets	$120,331	119,337	120,837	120,982	124,168	1%
Mutual fund assets	112,803	113,093	106,649	109,056	106,036	—
Total assets under management (a)	$233,134	232,430	227,486	230,038	230,204	—
Gross fluctuating mutual fund sales	$6,342	5,479	4,467	3,168	3,383	16
Registered representatives (Actual)	8,054	8,109	8,099	8,044	8,100	(1)
Broker client assets	$265,100	264,800	253,400	270,700	286,200	—
Margin loans	$2,394	2,489	2,550	3,090	3,206	(4)
Brokerage offices (Actual)	3,221	3,250	3,310	3,315	3,328	(1)%

(a)	Includes $61 billion in assets managed for Wealth Management which are also reported in that segment.

KEY POINTS

•	Total revenues declined 2% reflecting continued downward pressure on market valuations and lower retail trading activity
—	Strong annuity sales of $1.5 billion consistent with prior quarter, up 16% from $1.3 billion in 1Q02

•	Expenses remained relatively stable reflecting continued focus on cost control, despite increased pension expense, litigation costs, and investments in branding and technology infrastructure

•	Mutual fund assets remained stable as record net fluctuating fund sales offset money market outflows
—	1Q03 net fluctuating fund sales of $3.2 billion fueled by strength in fixed income, including a $1 billion closed-end fund offering
—	69% of Evergreen taxable fluctuating funds were in top two one-year Lipper quartiles vs. 61% in 1Q02

*NEW DISCLOSURE

(See Appendix, pages 25- 26 for further discussion of business unit results)

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Wachovia 1Q03 Quarterly Earnings Report

WEALTH MANAGEMENT

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, high net worth life).

Wealth Management Performance Summary	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$103	103	100	101	96	—%
Fee and other income	133	135	122	137	135	(1)
Intersegment revenue	1	1	1	2	1	—

Total revenue (Tax-equivalent)	237	239	223	240	232	(1)
Provision for loan losses	4	6	3	7	1	(33)
Noninterest expense	170	172	161	164	162	(1)
Income taxes (Tax-equivalent)	23	21	22	26	25	10

Segment earnings	$40	40	37	43	44	—%

Performance and other data
Economic profit	$27	28	24	33	30	(4)%
Risk adjusted return on capital (RAROC)	40.91%	40.03	37.53	47.18	45.98	—
Economic capital, average	$373	376	364	360	351	(1)
Cash overhead efficiency ratio	71.73%	71.53	72.07	68.75	69.75	—
Lending commitments*	$3,343	3,288	3,145	3,147	3,213	2
Average loans, net	9,339	9,028	8,854	8,632	8,400	3
Average core deposits	$10,662	10,339	10,006	9,879	9,896	3
FTE employees*	3,838	3,726	3,760	3,893	3,885	3%

Wealth Management Key Metrics(a)	2003	2002				1 Q 03 vs 4 Q 02
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Assets under management (b)	$61,000	62,200	62,800	67,200	70,700	(2)%
Assets under care	$26,000	28,600	27,900	31,400	24,900	(9)

Client relationships (Actual)	77,650	77,200	77,450	76,500	75,500	1
Wealth Management advisors (Actual)	1,011	996	1,004	992	1,010	2%

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.
(b)	These assets are managed by and reported in Capital Management.

KEY POINTS

•	Segment earnings of $40 million remained flat linked-quarter
•	Total revenue declined 1% from 4Q02 and grew 2% from 1Q02
•	Fee and other income was down 1% as lower trust and investment management fees were partially offset by strong growth in insurance commissions
•	Expenses decreased 1% despite higher pension and benefits costs reflecting continued focus on cost control
•	Average loans up 3% linked-quarter and 11% from 1Q02; average core deposits up 3% linked-quarter and 8% from 1Q02

*NEW DISCLOSURES

(See Appendix, page 27 for further discussion of business unit results)

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Wachovia 1Q03 Quarterly Earnings Report

CORPORATE AND INVESTMENT BANK

This segment includes Corporate Lending, Investment Banking, Treasury & Trade Finance, and Principal Investing.

Corporate and Investment Bank Performance Summary	2003	2002
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	1 Q 03 vs 4 Q 02

Income statement data
Net interest income (Tax-equivalent)	$562	593	603	582	584	(5)%
Fee and other income	571	374	348	495	498	53
Intersegment revenue	(26)	(25)	(20)	(24)	(18)	(4)

Total revenue (Tax-equivalent)	1,107	942	931	1,053	1,064	18
Provision for loan losses	110	161	317	293	222	(32)
Noninterest expense	556	535	506	515	517	4
Income taxes (Tax-equivalent)	164	93	43	92	121	76

Segment earnings	$277	153	65	153	204	81%

Performance and other data
Economic profit	$125	16	17	78	70	—%
Risk adjusted return on capital (RAROC)	18.97%	11.97	12.00	15.27	14.68	—
Economic capital, average	$6,358	6,606	6,966	7,279	7,741	(4)
Cash overhead efficiency ratio	50.23%	56.85	54.39	48.89	48.55	—
Lending commitments*	$77,104	82,163	84,189	88,892	90,459	(6)
Average loans, net	36,104	38,673	40,250	41,580	43,342	(7)
Average core deposits	$14,120	13,491	12,832	12,207	12,758	5
FTE employees*	4,102	4,203	4,308	4,289	4,111	(2)%

KEY POINTS

•	Segment earnings up 81% linked-quarter and up 36% from 1Q02

•	Total revenue up 18%, with stronger results in trading and lower net principal investing losses partially offset by lower net interest income and advisory and underwriting fees

•	Provision expense of $110 million included $25 million relating to the sale or transfer to loans held for sale of $368 million of exposure and declined $51 million from 4Q02 levels, which included $96 million relating to risk reduction strategies

•	Expenses rose 4% reflecting increased incentive compensation on higher earnings (4Q02 included $10 million of severance expenses)

•	Average loans decreased 7% on continued reductions in credit facility usage and 4Q02 loan sales and transfers to held for sale

•	Core deposits rose 5% linked-quarter and 11% from 1Q02 due to growth in commercial mortgage servicing and international trade finance

*NEW DISCLOSURES

(See Appendix, pages 28-31 for further discussion of business unit results)

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Wachovia 1Q03 Quarterly Earnings Report

ASSET QUALITY

Asset Quality	2003	2002
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	1 Q 03 vs 4 Q 02

Nonperforming assets
Nonaccrual loans	$1,594	1,585	1,751	1,805	1,685	1%
Foreclosed properties	118	150	156	156	159	(21)

Total nonperforming assets	$1,712	1,735	1,907	1,961	1,844	(1)%

as % of loans, net and foreclosed properties	1.04%	1.06	1.21	1.23	1.14	—

Nonperforming assets in loans held for sale	$114	138	115	108	213	(17)%

Total nonperforming assets in loans and in loans held for sale	$1,826	1,873	2,022	2,069	2,057	(3)%

as % of loans, net, foreclosed properties and loans in other assets as held for sale	1.06%	1.11	1.23	1.24	1.21	—

Allowance for loan losses
Balance, beginning of period	$2,798	2,847	2,951	2,986	2,995	(2)%
Net charge-offs	(195)	(199)	(224)	(374)	(325)	(2)
Allowance relating to loans transferred or sold	(80)	(158)	(315)	(58)	(23)	—
Provision for loan losses related to loans transferred or sold	25	109	211	23	14	—
Provision for loan losses	199	199	224	374	325	—

Balance, end of period	$2,747	2,798	2,847	2,951	2,986	(2)%

as % of loans, net	1.67%	1.72	1.81	1.86	1.84	—
as % of nonaccrual and restructured loans (a)	172	177	163	163	177	—
as % of nonperforming assets (a)	160%	161	149	150	162	—

Net charge-offs	$195	199	224	374	325	(2)%
Commercial, as % of average commercial loans	0.53%	0.53	0.61	1.24	0.97	—
Consumer, as % of average consumer loans	0.44	0.52	0.56	0.48	0.59	—
Total, as % of average loans, net	0.49%	0.52	0.59	0.97	0.83	—

Past due loans, 90 days and over
Commercial, as a % of loans, net	1.38%	1.42	1.58	1.62	1.49	—
Consumer, as a % of loans, net	0.79%	0.75	0.77	0.69	0.70	—

(a)	These ratios do not include nonperforming assets included in other assets as held for sale.

KEY POINTS

•	Total NPAs declined 3% and are expected to reflect a moderate downward trend going forward

•	Net charge-offs decreased 2% to $195 million, or 0.49% of average net loans, and contained no significant industry concentrations

•	Provision expense of $224 million included $25 million relating to the transfer of $368 million of exposure to loans held for sale and the sale of $169 million of corporate, commercial and consumer loans directly out of the portfolio

•	Allowance totaled $2.7 billion and declined $51 million largely due to the sale or transfer to held for sale of loans
—	Allowance to loans declined to 1.67% reflecting improving mix in the loan portfolio and the addition of higher-quality consumer loans

—	Allowance to nonperforming assets remained relatively stable at 160% from 161% in 4Q02

(See Appendix, pages 33-34 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

NONPERFORMING LOANS

Nonperforming Loans (a) (In millions)	2003	2002				1 Q 03 vs 4 Q 02
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Balance, beginning of period	$1,585	1,751	1,805	1,685	1,534	(9)%

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	1,374	1,577	1,600	1,499	1,381	(13)
New nonaccrual loans and advances	386	485	528	721	541	(20)
Charge-offs	(152)	(148)	(165)	(322)	(277)	3
Transfers (to) from loans held for sale	12	(105)	(134)	—	—
Transfers (to) from other real estate owned	(1)	(4)	(8)	—	—	(75)
Sales	(70)	(49)	(31)	(134)	(64)	43
Other, principally payments	(206)	(382)	(213)	(164)	(82)	(46)

Net commercial nonaccrual loan activity	(31)	(203)	(23)	101	118	—

Commercial nonaccrual loans, end of period	1,343	1,374	1,577	1,600	1,499	(2)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	211	174	205	186	153	21
New nonaccrual loans and advances	56	55	38	35	50	2
Transfers (to) from loans held for sale	—	—	(58)	—	—	—

Sales and securitizations	(16)	(18)	(11)	(16)	(17)	(11)

Net consumer nonaccrual loan activity	40	37	(31)	19	33	—

Consumer nonaccrual loans, end of period	251	211	174	205	186	19

Balance, end of period	$1,594	1,585	1,751	1,805	1,685	1%

(a)	Excludes nonperforming loans included in loans held for sale, which in the first quarter of 2003 and the fourth, third, second and first quarters of 2002 were $108 million, $138 million, $115 million, $108 million and $213 million, respectively.

KEY POINTS

•	New commercial nonaccruals declined to $386 million, down 20%; largest inflow was $41 million to a healthcare-related borrower
•	Sold $86 million of nonperforming loans out of the loan portfolio ($70 million commercial, $16 million consumer)
•	Payments represent approximately 13% of 1Q03 beginning commercial nonperforming loans

(See Appendix, pages 33-34 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

LOANS HELD FOR SALE

Loans Held For Sale	2003	2002
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Balance, beginning of period	$6,012	6,257	8,398	7,131	7,763

Core business activity
Core business activity, beginning of period	5,488	4,562	8,225	6,782	6,991
Originations/ purchases	8,488	8,692	7,200	5,611	5,940
Transfer of performing loans from loans held for sale, net	(49)	(52)	(3,639)	(71)	(38)
Lower of cost or market value adjustments	(46)	(13)	(36)	—	(3)
Performing loans sold or securitized	(6,491)	(7,419)	(6,823)	(3,683)	(5,830)
Nonperforming loans sold	—	—	—	—	(11)
Other, principally payments	(453)	(282)	(365)	(414)	(267)

Core business activity, end of period	6,937	5,488	4,562	8,225	6,782

Portfolio management activity
Portfolio management activity, beginning of period	524	1,695	173	349	772
Transfers to (from) loans held for sale, net
Performing loans	244	245	1,697	(11)	10
Nonperforming loans	(12)	105	201	—	—
Lower of cost or market value adjustments	40	(1)	19	(8)	(11)
Performing loans sold	(147)	(1,357)	(13)	(49)	(349)
Nonperforming loans sold	(51)	(12)	(30)	(10)	(11)
Allowance for loan losses related to loans transferred to loans held for sale	(55)	(122)	(309)	—	(4)
Other, principally payments	(19)	(29)	(43)	(98)	(58)

Portfolio management activity, end of period	524	524	1,695	173	349

Balance, end of period(a)	$7,461	6,012	6,257	8,398	7,131

(a)	Nonperforming loans included in loans held for sale at March 31, 2003, December 31, September 30, June 30, and March 31, 2002, were $108 million, $138 million, $115 million, $108 million and $213 million, respectively.

KEY POINTS

•	Core business loan originations of $8.5 billion and sales of $6.5 billion
•	Portfolio management activity included transfer to held for sale of $368 million of performing large corporate exposure marked to an average carrying value of 81% of par
•	Sold $147 million of performing loans and $51 million of nonperforming loans
•	65% of the $577 million of exposure moved in 4Q02 was paid down or sold during the quarter

(See Appendix, pages 33-34 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

MERGER INTEGRATION UPDATE

Merger Integration Metrics	2003				Total as a % of Goal			Run Rate(b)	Run Rate as a % of Goal
(Dollars in millions)	1 Q	2002	2001	Total		Goal
Annual expense efficiencies (a)	$218	603	86	218	24%	$890		872	98%
One-time charges	$70	496	319	885	63	$1,415	(c)

Position reductions (d)	1,223	3,232	1,905	6,360	91	7,000
Branch consolidations	26	34	—	60	—%	250-300

								* Gallup survey

	2003	2002	2001		2003-2004
	1 Q	Avg.	Avg.		Target Range
Customer overall satisfaction scores*	6.55	6.43	6.32		6.32 to 6.40			7= Extremely Satisfied
New/ Lost ratio (e)	1.0	1.1			≥ 1.0			1= Extremely Dissatisfied

(a)	Expense efficiencies calculated from annualized combined 4Q00 base (excluding commissions, incentives, amortization and restructuring or merger expenses and incremental 2003 pension benefits expense) grown at a rate of 3%. The total column represents YTD 2003.
(b)	Most recent quarter annualized. During 2003 additional merger efficiencies will be realized and additional merger expenses incurred. Expected net merger expense efficiencies of $890 million by the end of 2003.
(c)	Lowered original estimate by $110 million.
(d)	Represents change in FTE position from pro forma combined December 31, 2000, base of 85,885 and excludes divested businesses and the impact of 2000 strategic repositioning. 2001 total includes 452 of pre-close position reductions.
(e)	New core General Bank retail and small business households gained divided by core households lost. Core households exclude single-service credit card, mortgage and trust households and out of footprint households. 1Q03 represents three months ended January 2003.

KEY POINTS

•	Achieved $218 million of expense efficiencies during the quarter
—	Current quarterly run-rate of $872 million or 98% of $890 million goal

1Q03 Achievements

•	Georgia regional conversion successfully completed
—	Converted 1.1 million accounts, including 67,000 wholesale accounts
—	Rebranded Georgia, serving 1.8 million customers, as the new Wachovia and changed 6,500 signs
—	Customer service scores remained stable and sales increased following conversion
•	73% of major system-related activities and integration events completed including
—	Carolinas teller system and branch PC enhancements
—	Insurance conversion
—	Branch technology upgrades in Carolinas and Mid-Atlantic
•	1Q03 voluntary employee attrition remained low at 10.3% versus 1Q02 levels of 11.6%
•	Over 1.4 million of 1.8 million scheduled product and system training hours completed

2Q03 Activities

•	Carolinas conversion
•	Virginia conversion testing
•	New teller system implementation in Virginia

(See Appendix, pages 35-36 for further detail)

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Wachovia 1Q03 Quarterly Earnings Report

MERGER INTEGRATION: ON TRACK

Event / Conversion Name	Target Date	Completed on Time
Georgia Customer Notification Letters Mailed	Jan. 2003	✓

Technology upgrades deployed in North Carolina,	Jan. 2003	✓
South Carolina Financial Centers

Georgia Teller System Rollout Complete	Jan. 2003	✓

Maximize Service Delivery Enhancements Release #3A	Feb. 2003	✓

Region #2—Georgia Deposit and Financial Centers	Feb. 2003	✓
Conversion

Technology Upgrades Deployed in Virginia Financial	Feb. 2003	✓
Centers

Maximize Service Delivery Enhancements Release #3B	Mar. 2003	✓

Page - 17

Wachovia 1Q03 Quarterly Earnings Report

SUMMARY

1Q03—WACHOVIA ON TRACK

•	Record net income
•	Revenue grew 3%
•	Expense efficiency improved
•	Credit quality improved
•	Customer service scores increased to a new all-time high
•	Merger integration activities on schedule
•	Tier 1 capital grew to 8.25%, in target range
•	Reduced average diluted shares by 14 million
•	New disclosures

2003 OUTLOOK REMAINS ESSENTIALLY UNCHANGED

(VERSUS 2002 UNLESS OTHERWISE NOTED)

Net Interest Income	Expected to remain relatively consistent with 2002 levels

Net Interest Margin	Likely to decline very modestly from 4Q02 levels

Fee Income	Anticipate mid-single digit % growth —Expect trading to be lower in subsequent quarters

Expenses	Expect expense growth in the 2 - 4% range
—Will manage expense growth in line with revenue growth

Expected Loan Growth From 4Q02	Low to mid-single digit % range (excluding securitization activity)

Charge-offs	50 - 60 bps of average loans

Provision Expense	Modestly higher than charge-offs on continued active portfolio management

Effective Tax Rate	Approximately 32% (tax-equivalent)

Tier 1 Capital Ratio	8.25 - 8.35% range

Dividend Payout Ratio	30 - 35% of earnings before merger-related and restructuring expenses and intangible amortization

Excess Capital

Intend to retire remaining forward purchase contract totaling 9.6 million shares at a cost of approximately $290 million in 3Q03

Opportunistically repurchase shares in open market; authorization for 97 million shares

Financially attractive acquisitions

Page - 18

Wachovia 1Q03 Quarterly Earnings Report

APPENDIX

TABLE OF CONTENTS

Summary Operating Results	19

Net Interest Income	19- 20

Fee and Other Income	21

Noninterest Expense	21

General Bank	22-24

Capital Management	25-26

Wealth Management	27

Corporate and Investment Bank	28-31

Parent	32

Asset Quality	33-34

Merger Integration Update	35-36

Wachovia 1Q03 Quarterly Earnings Report

SUMMARY OPERATING RESULTS

Business segment results are presented excluding (i) merger-related and restructuring expenses, and (ii) deposit base intangible and other intangible amortization expense. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments. Several significant refinements have been incorporated for 2003. Business segment results have been restated for 2002 to reflect these changes.

In 1Q03, we incorporated cost methodology refinements to better align support costs to our business segments and product lines. The impact to segment earnings for full year 2002 as a result of these refinements was $(46) million for General Bank, $25 million for Capital Management, $(4) million for Wealth Management, $(3) million for Corporate and Investment Bank and $28 million for the Parent Segment. In addition, we have realigned the sub-segments of our Corporate and Investment Bank to better reflect the way we manage our corporate and investment banking businesses and to provide more clarity about the relative market sensitivity of the businesses. This realignment does not affect results for the Corporate and Investment Bank in aggregate.

In 4Q02 we completed our annual review of the assumptions related to the accounting for our pension plan obligations. For 2003, we are using an expected rate of return of 8.5%, compared to 10.0% in 2002; and a discount rate of 6.75%, compared to 7.25% in 2002. The changes in these rates, along with the impact of other changes in actuarial assumptions and plan amendments, will increase pension expense in 2003 compared to 2002 by $89 million, before consideration of any 2003 company contributions to the plans. These assumptions are more fully described in our Annual Report on Form 10-K. Pension expense in 1Q03 was $26 million compared to $3 million in 4Q02.

In 3Q02, we adopted the fair value method of accounting for stock options effective for grants made in 2002 and thereafter. Under this method, expense is measured as the fair value of the stock options as of the grant date and the expense is recognized evenly over the vesting period. Assuming we were to continue our stock option grants at comparable levels for the next three years and assuming all fair value and vesting assumptions and outstanding shares remain unchanged, the after-tax impact on net income available to common stockholders and diluted earnings per share would be approximately $87 million, or $0.07, in 2003; $137 million, or $0.10, in 2004; and $150 million, or $0.11, in 2005. The impact in 2005 represents the ongoing annual impact given the assumptions stated above. The impact in 1Q03 was $19 million, or $0.01.

NET INTEREST INCOME

(See Table on Page 5)

Interest Income Summary	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Average earning assets	$268,595	261,103	254,815	253,829	254,886	3%
Average interest bearing liabilities	237,149	230,611	223,176	223,407	226,837	3

Interest income (Tax-equivalent)	3,780	3,936	3,966	3,948	3,954	(4)
Interest expense	1,202	1,407	1,446	1,433	1,477	(15)

Net interest income (Tax-equivalent)	$2,578	2,529	2,520	2,515	2,477	2%

Rate earned	5.67%	6.00	6.20	6.23	6.26	—
Equivalent rate paid	1.81	2.14	2.26	2.26	2.35	—

Net interest margin	3.86%	3.86	3.94	3.97	3.91	—

Net interest income increased 2% from 4Q02, primarily due to low-cost core deposit growth and growth in earning assets. Net interest margin of 3.86% was flat vs. 4Q02. The effect of refinancings and prepayments associated with a flattening of the yield curve and reinvestment in shorter duration assets narrowed spreads.

Page - 19

Wachovia 1Q03 Quarterly Earnings Report

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed rate debt, fixed rate consumer deposits, and floating rate loans, offsets effects on income from balance sheet positions. In 1Q03, net hedge-related derivative income contributed 49 bps to the net interest margin vs. 42 bps in 4Q02.

Average securities increased $867 million, due to purchases of assets in advance of anticipated 2Q03 prepayments.

Trading assets increased $1.6 billion, primarily driven by growth in the interest rate products book and growth in the corporate bond warehouse.

Average loans were up 3% vs. 4Q02. Average commercial loans were down $2.0 billion or 2% due to lower loan demand and credit facilities usage and transfers and sales of loans; excluding the latter, commercial loans were down $1.5 billion. Average consumer loans were up 12%, or $6.7 billion. Linked-quarter average comparisons benefited from net residential loan purchases of $1.2 billion in 1Q03 and $8.0 billion in 4Q02 (positive $6 billion on averages, excluding $564 million in mortgage runoff). There were no significant 4Q02 or 1Q03 sales, securitizations, or transfers of consumer loans. Excluding the positive effect of an average $6 billion in net purchases, consumer loans were up $720 million or 1% reflecting solid consumer home equity production.

Average core deposits increased 1% vs. 4Q02 as continued strong low-cost core deposit growth of 4% partially offset CD run-off. Seasonality and continued customer preferences for liquidity contributed to the increase. Average demand deposits, money market, interest checking and savings deposits grew a combined $4.4 billion, while average consumer time deposits decreased by $2.2 billion. Foreign and other time deposits declined $744 million vs. 4Q02, as growth in low-cost core deposits reduced wholesale funding needs. The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Commercial loans, net	$98,800	98,905	101,931	102,780	104,883	—%
Consumer loans, net	65,422	64,192	55,611	56,020	57,411	2

Loans, net	164,222	163,097	157,542	158,800	162,294	1

Goodwill and other intangible assets
Goodwill	10,869	10,880	10,810	10,728	10,728	—
Deposit base	1,097	1,225	1,363	1,508	1,661	(10)
Customer relationships	258	239	222	229	237	8
Tradename	90	90	90	90	90	—
Total assets	348,064	341,839	333,880	324,679	319,853	2
Core deposits	181,234	175,743	173,697	166,779	165,759	3
Total deposits	195,837	191,518	187,785	180,663	180,033	2
Stockholders’ equity	$32,267	32,078	32,105	30,379	28,785	1%

Memorandum: Unrealized gains (losses) (Before taxes)
Securities, net	$2,722	2,706	2,589	1,322	299
Risk management derivative financial instruments, net	2,048	2,129	2,210	844	(170)

Total	$4,770	4,835	4,799	2,166	129

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Wachovia 1Q03 Quarterly Earnings Report

FEE AND OTHER INCOME

(See Table on Page 6)

Fee and other income increased 5% vs. 4Q02. The effects of strong trading results in fixed income and equity- linked products as well as lower net principal investing losses were partially offset by lower market-related income from a relatively strong 4Q02 as well as lower securitization income. Fees represented 45% of total revenue in 1Q03 vs. 44% in 4Q02.

Service charges increased 2% from a relatively weak 4Q02 due to stronger DDA commercial service charges.

Other banking fees declined 1% due to lower mortgage volume.

Commissions declined 6% from 4Q02 largely due to lower retail trading activity.

Fiduciary and asset management fees were relatively flat vs. 4Q02. Assets under management increased $1 billion to $233 billion and mutual fund assets of $113 billion matched 4Q02 levels, as strong net fund flows offset the effects of lower equity asset valuations.

Advisory, underwriting and other investment banking fees decreased 25% from a relatively strong 4Q02, primarily due to weaker equity and M&A market activity.

Trading profits of $100 million increased $142 million vs. 4Q02 losses of $42 million. Improved trading results were primarily due to increased contribution from mortgage option trading activities and strong performance in convertible bonds, as well as lower credit-related losses in fixed income. Trading profits also included $2 million in trading account losses on credit default swaps hedging loan exposure compared to $23 million in 4Q02, as well as $31 million in 1Q03 losses related to liquidity agreements we have with one of the conduits administered by the Company compared to $25 million in 4Q02.

Principal investing recorded net losses of $44 million compared to net losses of $105 million in 4Q02. A reduction in fund losses was primarily responsible for the improvement.

Net securities gains were $37 million in 1Q03, including $46 million in impairment losses, vs. $46 million in 4Q02, including $47 million in impairment losses.

Other income decreased $25 million vs. 4Q02. 1Q03 mortgage sale and securitization income was $78 million vs. $77 million in 4Q02. Home equity sale and securitization income was $28 million in 1Q03 vs. $91 million in 4Q02. Net gains from market valuation adjustments on and sales of loans held for sale were $36 million in 1Q03 vs. $24 million in 4Q02. Revenue from other corporate investments declined $18 million due to lower market values. Affordable housing amortization expense decreased to $20 million from $54 million in 4Q02.

NONINTEREST EXPENSE

(See Table on Page 7)

Noninterest expense declined 5% vs. 4Q02. Excluding merger-related and restructuring expenses of $64 million in 1Q03 and $145 million in 4Q02, expenses declined 2% vs. 4Q02. (See page 35 for more information.) Intangible amortization was $140 million in 1Q03 vs. $147 million in 4Q02. $128 million of amortization expense represents amortization of deposit base intangibles and $12 million represents amortization of other intangibles.

Salaries and employee benefits expense increased 1% vs. 4Q02. 1Q03 pension expense increased due to pension assumption adjustments and incentives increased on higher revenue production. These increases were partially offset by 4Q02 severance and nonrecurring personnel costs totaling $42 million. Equipment expense decreased $21 million, primarily due to 4Q02 expenses related to investments in branch infrastructure technology and software. Advertising expense increased $16 million, due to increased branding activities. Professional and consulting fees were down $27 million, due primarily to higher seasonal billing experienced in 4Q02. Sundry expense decreased $30 million with no significant expense category driving the decrease.

Page - 21

Wachovia 1Q03 Quarterly Earnings Report

GENERAL BANK

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 9)

RETAIL AND SMALL BUSINESS

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Educaid and other retail businesses.

Note: Subsegment data has been restated to reflect the transfer of Business Banking customers from Retail and Small Business to Commercial (relationship management is generally conducted outside the financial centers, similar to Commercial customers).

Retail and Small Business Performance Summary (In millions)	2003	2002				1 Q 03 vs 4 Q 02
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$1,253	1,265	1,238	1,229	1,182	(1)%
Fee and other income	467	484	434	421	399	(4)
Intersegment revenue	20	18	20	21	23	11

Total revenue (Tax-equivalent)	1,740	1,767	1,692	1,671	1,604	(2)
Provision for loan losses	64	71	76	61	66	(10)
Noninterest expense	1,042	1,078	1,027	1,003	983	(3)
Income taxes (Tax-equivalent)	231	224	215	223	202	3

Segment earnings	$403	394	374	384	353	2%

Performance and other data
Economic profit	$323	315	297	301	272	3%
Risk adjusted return on capital (RAROC)	55.13%	52.50	50.93	51.68	48.61
Economic capital, average	$2,966	3,011	2,954	2,964	2,934	(1)
Cash overhead efficiency ratio	59.87%	60.89	60.75	60.02	61.28
Average loans, net	$61,162	56,562	51,470	50,281	47,941	8
Average core deposits	$119,375	118,769	118,140	117,765	115,629	1%

Net interest income decreased 1% as a result of 4 bps decline in deposit margin and seasonality, partially offset by strong growth in low-cost core deposits and consumer loans. Average core deposits grew 1% reflecting continued strong low-cost core deposits growth of 4%, driven by strength in Money Market, and Interest Checking, offset by a 6% decline in CDs. Loans increased 8% due to increased mortgage, prime equity, and home equity line balances, as well as small business growth.

Fee and other income fell 4% primarily due to lower mortgage banking origination fee income. 1Q03 mortgage results included $31 million in net gains on $5.2 billion in mortgage deliveries to agencies/private investors and $28 million in gains on flow servicing sales. 4Q02 mortgage results included $40 million in net gains on $5.5 billion in mortgage deliveries and $18 million in gains on flow servicing sales. Service charges fell 4% versus 4Q02. Though debit card banking fees continued to show strong sales momentum, with volume up 10% over 4Q02, this growth was offset by a decline in ATM transaction fees.

Noninterest expense declined 3% with savings across the board on strong expense controls and lower volume-driven incentive costs. Excluding 4Q02 nonrecurring personnel expenses of $12 million, expenses declined 2%.

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Wachovia 1Q03 Quarterly Earnings Report

GENERAL BANK - RETAIL AND SMALL BUSINESS LOAN PRODUCTION *

Retail and Small Business	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Loan production
Mortgage	$5,478	6,888	5,138	4,308	5,275	(20)%
Home equity	7,290	7,558	6,372	5,984	7,820	(4)
Student	895	909	911	422	937	(2)
Installment	194	182	237	279	339	7
Other retail and small business	1,448	1,351	1,169	1,111	1,025	7

Total loan production	$15,305	16,888	13,827	12,104	15,396	(9)%

Average loans outstanding
Mortgage	$3,333	953	333	347	365	—%
Home equity	41,710	40,109	39,283	37,976	35,707	4
Student	7,492	6,792	3,055	3,047	2,731	10
Installment	2,856	3,040	3,214	3,397	3,601	(6)
Other retail and small business	5,771	5,668	5,585	5,514	5,537	2

Total average loans outstanding	$61,162	56,562	51,470	50,281	47,941	8%

* NEW DISCLOSURE

Loan volume of $15.3 billion fell 9% from record production of $16.9 billion in 4Q02 related largely to refinancing activity. Average retail loans outstanding increased 8%, largely attributable to increases in consumer real estate secured products and strong growth in small business.

WACHOVIA.COM

Wachovia.com	2003	2002				1 Q 03 vs 4 Q 02
(In thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Online product and service enrollments
Retail	4,991	4,841	4,607	4,171	4,235	3%
Wholesale	299	270	250	228	194	11

Total online product and service enrollments	5,290	5,111	4,857	4,399	4,429	4
Enrollments per quarter	444	297	264	305	341	49

Dollar value of transactions (In billions)	$16.4	13.2	11.5	11.6	10.4	24%

WACHOVIA CONTACT CENTER

Wachovia Contact Center Metrics	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Customer calls to
Person	9.5	8.8	8.9	8.6	8.9	8%
Voice response unit	34.3	33.5	34.8	34.8	36.7	2

Total calls	43.8	42.3	43.7	43.4	45.6	4

% of calls handled in 30 seconds or less (Target 70%)	67%	76	79	83	75	—%

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Wachovia 1Q03 Quarterly Earnings Report

COMMERCIAL

This sub-segment includes Business Banking, Middle-Market Commercial, Commercial Real Estate and Government Banking.

Note: Subsegment data has been restated to reflect the transfer of Business Banking customers from Retail and Small Business to Commercial.

Commercial Performance Summary (In millions)	2003	2002				1 Q 03 vs 4 Q 02
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$491	506	500	490	467	(3)%
Fee and other income	95	85	86	87	99	12
Intersegment revenue	23	24	18	21	17	(4)

Total revenue (Tax-equivalent)	609	615	604	598	583	(1)
Provision for loan losses	41	73	38	37	49	(44)
Noninterest expense	255	264	254	250	248	(3)
Income taxes (Tax-equivalent)	114	102	115	113	104	12

Segment earnings	$199	176	197	198	182	13%

Performance and other data
Economic profit	$108	100	98	95	92	8%
Risk adjusted return on capital (RAROC)	27.83%	26.13	25.18	24.70	24.71	—
Economic capital, average	$2,606	2,633	2,729	2,783	2,725	(1)
Cash overhead efficiency ratio	41.89%	43.03	42.17	41.74	42.52	—
Average loans, net	$49,720	49,519	49,959	50,580	50,127	—
Average core deposits	$26,121	25,483	23,721	21,885	20,457	3%

Net interest income fell 3% as a result of seasonal declines coupled with compressed deposit margins. Average loans were up slightly, with modestly higher demand among commercial borrowers offset by declines in commercial real estate lending. Average core deposits increased 3% on strength in DDA, Interest Checking and Money Market deposits.

Fee and other income increased 12% to $95 million on seasonal growth in service charges.

Expenses declined 3% across the board, reflective of strong expense controls.

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Wachovia 1Q03 Quarterly Earnings Report

CAPITAL MANAGEMENT

This segment includes Asset Management and Retail Brokerage Services.

(See Table on Page 10)

ASSET MANAGEMENT

This sub-segment consists of the mutual fund business, customized investment advisory services and Corporate and Institutional Trust Services.

Asset Management Performance Summary	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$5	7	5	1	(1)	(29)%
Fee and other income	224	233	225	235	242	(4)
Intersegment revenue	(1)	—	(2)	(1)	—	—

Total revenue (Tax-equivalent)	228	240	228	235	241	(5)
Provision for loan losses	—	—	—	—	—	—
Noninterest expense	178	180	170	169	172	(1)
Income taxes (Tax-equivalent)	18	21	21	25	25	(14)

Segment earnings	$32	39	37	41	44	(18)%

Performance and other data
Economic profit	$28	34	33	37	39	(18)%
Risk adjusted return on capital (RAROC)	81.89%	93.08	89.93	102.01	103.27	—
Economic capital, average	$159	165	162	164	172	(4)
Cash overhead efficiency ratio	77.96%	74.65	74.64	72.02	71.41	—
Average loans, net	$131	129	175	184	164	2
Average core deposits	$1,187	1,277	1,116	1,162	1,199	(7)%

Fee and other income decreased 4%, as weak equity markets and the impact of seasonality in the Corporate Trust business adversely affected fiduciary and asset management fees.

Expenses declined 1% from 4Q02 levels despite higher sales costs associated with record gross fluctuating fund sales of $6.3 billion, a 16% increase from 4Q02.

Mutual Funds	2003		2002								1 Q 03 vs 4 Q 02
	First Quarter		Fourth Quarter		Third Quarter		Second Quarter		First Quarter
(In billions)	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix

Assets under management
Money market	$69	61%	$72	64%	$68	64%	$69	64%	$64	60%	(4)%
Equity	18	16	18	16	17	16	21	19	24	23	—
Fixed income	26	23	23	20	22	20	19	17	18	17	13

Total mutual fund assets	$113	100%	$113	100%	$107	100%	$109	100%	$106	100%	—%

Record net fluctuating fund sales of $3.2 billion were driven by continued strength in fixed income fund sales, including $1 billion in sales from a new closed-end fund offering.

Page - 25

Wachovia 1Q03 Quarterly Earnings Report

RETAIL BROKERAGE SERVICES

This sub-segment includes Retail Brokerage and Insurance Services.

Retail Brokerage Services Performance Summary	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$33	32	36	39	41	3%
Fee and other income	521	524	515	564	552	(1)
Intersegment revenue	(18)	(18)	(17)	(20)	(17)	—

Total revenue (Tax-equivalent)	536	538	534	583	576	—
Provision for loan losses	—	—	—	—	—	—
Noninterest expense	458	453	458	499	504	1
Income taxes (Tax-equivalent)	28	32	28	30	27	(13)

Segment earnings	$50	53	48	54	45	(6)%

Performance and other data
Economic profit	$35	39	34	38	31	(10)%
Risk adjusted return on capital (RAROC)	38.59%	42.23	38.60	38.71	33.27	—
Economic capital, average	$522	506	499	549	554	3
Cash overhead efficiency ratio	85.38%	84.25	85.65	85.69	87.56	—
Average loans, net	$3	2	2	2	2	50
Average core deposits	$180	210	198	107	99	(14)%

Net interest income increased 3%.

Fee and other income declined 1% on lower commission fee sales and lower industry-wide retail activity.

Expenses increased 1% as investments in Wachovia Securities branding and technology infrastructure offset lower production-related expenses.

Retail Brokerage Metrics	2003	2002				1 Q 03 vs 4 Q 02
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Broker client assets	$265,100	264,800	253,400	270,700	286,200	—%
Margin loans	$2,394	2,489	2,550	3,090	3,206	(4)

Licensed sales force
Full-service financial advisors	4,714	4,777	4,821	4,862	4,974	(1)
Financial center series 6	3,340	3,332	3,278	3,182	3,126	—

Total sales force	8,054	8,109	8,099	8,044	8,100	(1)%

Broker client assets held steady at 4Q02 levels despite lower valuations in equities markets. The number of brokerage accounts at 3.4 million was unchanged.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 1Q03, brokerage revenue and expense eliminations were $10 million and $11 million, respectively, and had no material effect on this segment’s earnings.

Page - 26

Wachovia 1Q03 Quarterly Earnings Report

WEALTH MANAGEMENT

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management Performance Summary	2003	2002				1 Q 03 vs 4 Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$103	103	100	101	96	—%
Fee and other income	133	135	122	137	135	(1)
Intersegment revenue	1	1	1	2	1	—

Total revenue (Tax-equivalent)	237	239	223	240	232	(1)
Provision for loan losses	4	6	3	7	1	(33)
Noninterest expense	170	172	161	164	162	(1)
Income taxes (Tax-equivalent)	23	21	22	26	25	10

Segment earnings	$40	40	37	43	44	—%

Performance and other data
Economic profit	$27	28	24	33	30	(4)%
Risk adjusted return on capital (RAROC)	40.91%	40.03	37.53	47.18	45.98	—
Economic capital, average	$373	376	364	360	351	(1)
Cash overhead efficiency ratio	71.73%	71.53	72.07	68.75	69.75	—
Lending commitments	$3,343	3,288	3,145	3,147	3,213	2
Average loans, net	9,339	9,028	8,854	8,632	8,400	3
Average core deposits	$10,662	10,339	10,006	9,879	9,896	3
FTE employees	3,838	3,726	3,760	3,893	3,885	3%

Net interest income was flat versus 4Q02. Strong loan sales and core deposit growth offset a modest decline in the margin. Loan growth was driven by a 5% rise in commercial loans. Core deposit growth of 3% was driven by growth in CAP and money market balances.

Fee and other income declined 1% from 4Q02. This decrease was driven by a 7% decline in trust and investment management fees, caused by weak equity markets and lower nonrecurring fees. The decline in trust and investment management fees was largely offset by a 10% rise in insurance commissions, driven by strong production in commercial property & casualty insurance.

Noninterest expense was down 1% as strong expense control more than offset higher pension and benefit costs.

Wealth Management Key Metrics(a)	2003	2002				1 Q 03 vs 4 Q 02
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Assets under management (b)	$61,000	62,200	62,800	67,200	70,700	(2)%
Assets under care	$26,000	28,600	27,900	31,400	24,900	(9)

Client relationships (Actual)	77,650	77,200	77,450	76,500	75,500	1
Wealth Management advisors (Actual)	1,011	996	1,004	992	1,010	2%

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.
(b)	These assets are managed by and reported in Capital Management.

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Wachovia 1Q03 Quarterly Earnings Report

CORPORATE AND INVESTMENT BANK

This segment includes Corporate Lending, Investment Banking, Treasury & Trade Finance and Principal Investing.

(See Table on Page 12)

Note:    Subsegment data has been restated to reflect the addition of Treasury & Trade Finance, the results of which were previously reported in Corporate Banking and Investment Banking. Additionally, Corporate Lending now includes Loan Syndications and the REIT Portfolio previously reported in Investment Banking.

CORPORATE LENDING

This sub-segment includes Large Corporate Lending, Loan Syndications, and Leasing.

Corporate Lending Performance Summary	2003	2002				1Q 03 vs 4Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$308	344	359	352	370	(10)%
Fee and other income	155	111	124	150	123	40
Intersegment revenue	3	1	—	—	—	—

Total revenue (Tax-equivalent)	466	456	483	502	493	2
Provision for loan losses	103	160	317	278	222	(36)
Noninterest expense	120	109	110	115	116	10
Income taxes (Tax-equivalent)	91	71	24	43	59	28

Segment earnings	$152	116	32	66	96	31%

Performance and other data
Economic profit	$54	39	41	47	30	38%
Risk adjusted return on capital (RAROC)	16.22%	14.43	14.44	14.86	13.37	—
Economic capital, average	$4,169	4,423	4,720	4,865	5,213	(6)
Cash overhead efficiency ratio	25.73%	23.88	22.81	22.86	23.50	—
Average loans, net	$30,699	33,110	34,556	36,098	37,880	(7)
Average core deposits	$1,301	1,410	1,534	1,135	1,287	(8)%

Net interest income declined 10% on lower loan outstandings, primarily in the corporate loan portfolio and asset-based lending. Average loan outstandings declined $2.4 billion or 7% due to continued reduction in credit facility usage, cancellations/reduction of loan facilities by large borrowers, and the 4Q02 quarter-end transfer of $400 million in loans to loans held for sale.

Fee and other income increased $44 million, or 40%, driven by increased leasing and asset-based lending results, higher gains on loans held for sale, and lower losses on credit default swaps. Gains on loans held for sale were $42 million versus $14 million in 4Q02 and securities losses in 1Q03 were $7 million. Trading results included losses on credit default swaps hedging risk in the loan portfolio and were $2 million versus $23 million in 4Q02.

Provision expense was $103 million in 1Q03 vs. $160 million in 4Q02. 1Q03 included $26 million relating to $368 million of exposure transferred to held for sale, compared to 4Q02 transfers of $578 million resulting in $96 million of provision. The 1Q03 exposure transferred was written down to a carrying value of 81% of par. Provision expense was $77 million excluding the transfers compared to $64 million in 4Q02.

Expenses increased 10% reflecting higher incentives expense tied to increased revenue and lower loan provision expense.

Economic capital declined 6%, or $254 million, primarily due to the continued decline in loan exposures and improved credit quality.

Page - 28

Wachovia 1Q03 Quarterly Earnings Report

INVESTMENT BANKING

This sub-segment includes Equity Capital Markets, M&A, Equity Linked Products and the activities of our Fixed Income Division (including Interest Rate Products, Credit Products, Structured Products and Non Dollar Products).

Investment Banking Performance Summary	2003	2002				1Q 03 vs 4Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$174	167	166	154	140	4%
Fee and other income	282	202	81	218	300	40
Intersegment revenue	(6)	(10)	(7)	(9)	(4)	40

Total revenue (Tax-equivalent)	450	359	240	363	436	25
Provision for loan losses	9	(1)	—	(1)	—	—
Noninterest expense	254	245	227	237	239	4
Income taxes (Tax-equivalent)	69	41	5	46	72	68

Segment earnings	$118	74	8	81	125	59%

Performance and other data
Economic profit	$98	45	(14)	52	94	—%
Risk adjusted return on capital (RAROC)	47.36%	27.99	5.88	28.56	42.20	—
Economic capital, average	$1,089	1,058	1,048	1,169	1,224	3
Cash overhead efficiency ratio	56.34%	68.20	95.28	65.19	54.71	—
Average loans, net	1,907	1,868	1,898	1,998	2,107	2
Average core deposits	3,779	3,173	2,635	2,479	2,762	19%

Net interest income increased 4% on 19% deposit growth, primarily in commercial mortgage servicing.

Fee and other income increased to $282 million, up $80 million or 40%. Results were driven by strength in both Fixed Income and Equity Linked Products trading. These results more than offset reduced Affordable Housing revenue from the seasonally strong 4Q02, as well as weaker equity capital markets and M&A fee income.

Securities losses and trading profits are included in Fee and Other Income. Securities losses in high yield and asset securitization were $12 million in 1Q03 vs. $34 million in 4Q02. Trading profits were $117 million versus a loss of $19 million in 4Q02.

Expenses increased 4% driven by higher revenue-based incentives.

Investment Banking Net Trading Revenue	2003	2002				1Q 03 vs 4Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Net interest income (Tax-equivalent)	$115	107	118	101	82	7
Trading account profits (losses)	117	(19)	(80)	31	116	—%
Other fee income	54	65	53	67	49	(17)

Total net trading revenue (Tax-equivalent)	$286	153	91	199	247	87%

Investment Banking net trading revenue was $286 million for the quarter, an increase of $133 million. Trading results were driven by strength in both Fixed Income and Equity Linked Products.

Page - 29

Wachovia 1Q03 Quarterly Earnings Report

TREASURY AND TRADE FINANCE

This sub-segment includes Treasury Services and International Trade Finance.

Treasury and Trade Finance Performance Summary	2003	2002				1Q 03 vs 4Q 02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$79	84	80	75	74	(6)%
Fee and other income	178	166	172	169	165	7
Intersegment revenue	(23)	(16)	(13)	(15)	(14)	(44)

Total revenue (Tax-equivalent)	234	234	239	229	225	—
Provision for loan losses	(3)	2	—	16	—	—
Noninterest expense	174	174	163	158	156	—
Income taxes (Tax-equivalent)	23	21	28	20	25	10

Segment earnings	$40	37	48	35	44	8%

Performance and other data
Economic profit	$29	30	40	36	36	(3)%
Risk adjusted return on capital (RAROC)	58.60%	62.03	77.76	71.75	73.84	—
Economic capital, average	$251	237	237	239	231	6
Cash overhead efficiency ratio	74.47%	74.10	68.21	69.12	69.31	—
Average loans, net	$3,494	3,690	3,796	3,484	3,355	(5)
Average core deposits	$9,040	8,908	8,663	8,593	8,709	1%

Net interest income decreased 6% due to the effect of lower interest rates attributable to deposit balances. The average loan decline of $196 million in International Trade Finance was driven by seasonally lower trade finance volumes. Deposits grew 1%.

Fee and other income increased to $178 million from $166 million, driven by Treasury Services seasonality.

The Treasury Services business is managed in the Corporate and Investment Bank. Product revenues and earnings are also realized in other business lines within the Company, including the General Bank and Wealth Management. Total treasury services product revenues for the Company were $516 million in 1Q03.

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Wachovia 1Q03 Quarterly Earnings Report

PRINCIPAL INVESTING

This sub-segment includes the public equity, private equity, and mezzanine portfolios and fund investment activities.

Principal Investing Performance Summary	2003	2002				1Q 03 vs 4Q02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$1	(2)	(2)	1	—	—%
Fee and other income	(44)	(105)	(29)	(42)	(90)	58
Intersegment revenue	—	—	—	—	—	—

Total revenue (Tax-equivalent)	(43)	(107)	(31)	(41)	(90)	60
Provision for loan losses	1	—	—	—	—	—
Noninterest expense	8	7	6	5	6	14
Income taxes (Tax-equivalent)	(19)	(40)	(14)	(17)	(35)	(53)

Segment loss	$(33)	(74)	(23)	(29)	(61)	55%

Performance and other data
Economic profit	$(56)	(98)	(50)	(57)	(90)	43%
Risk adjusted return on capital (RAROC)	(15.61)%	(32.76)	(9.49)	(11.60)	(23.08)	—
Economic capital, average	$849	888	961	1,006	1,073	(4)
Cash overhead efficiency ratio	n/m %	n/m	n/m	n/m	n/m	—
Average loans, net	$4	5	—	—	—	(20)
Average core deposits	$—	—	—	—	—	—%

Principal investing net losses in 1Q03 were $44 million, consisting of $45 million of gross gains and $89 million in gross losses. Net losses were attributable to both our direct investment portfolio and our investments in private equity funds, which accounted for $20 million and $24 million of net losses respectively. Net losses were lower than the $105 million net loss in 4Q02 primarily due to reduced fund losses in 1Q03. The carrying value of the principal investing portfolio at the end of 1Q03 remains unchanged from 4Q02 at $2.1 billion. The portfolio at the end of 1Q03 was invested as follows: 58% direct investments (33% direct equity, 25% mezzanine) and 42% fund investments.

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Wachovia 1Q03 Quarterly Earnings Report

PARENT

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, businesses being wound down or divested, and goodwill and intangibles amortization.

Parent Performance Summary	2003	2002				1Q 03 vs 4Q02
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Income statement data
Net interest income (Tax-equivalent)	$130	22	37	72	107	—%
Fee and other income	77	150	171	182	113	(49)
Intersegment revenue	1	—	(1)	(1)	(6)	—

Total revenue (Tax-equivalent)	208	172	207	253	214	21
Provision for loan losses	5	(3)	1	(1)	1	—
Noninterest expense	191	226	275	194	204	(15)
Income taxes (Tax-equivalent)	(53)	(180)	(291)	(9)	(25)	(71)

Segment earnings	$65	129	222	69	34	(50)%

Performance and other data
Economic profit	$90	142	251	97	69	(37)%
Risk adjusted return on capital (RAROC)	26.21%	35.70	54.23	27.06	22.41	—
Economic capital, average	$2,368	2,275	2,296	2,440	2,458	4
Cash overhead efficiency ratio	24.33%	47.51	58.05	13.00	17.18	—
Lending commitments	$15,381	15,211	15,537	13,861	14,109	1
Average loans, net	1,505	(634)	1,218	4,089	7,348	—
Average core deposits	$1,343	1,169	1,171	1,505	2,494	15
FTE employees	23,541	23,673	23,754	24,075	24,445	(1)%

Net interest income increased $108 million vs. 4Q02. The increase was due to increased income from hedge-related derivative positions and higher loan and deposit balances. Average loans increased $2.1 billion, primarily related to the purchase of mortgages for investment purposes in 4Q02 and 1Q03. Average core deposits increased $174 million.

Fee and other income declined $73 million vs. 4Q02. Securities gains of $59 million compared to $85 million in 4Q02. Mortgage and home equity securitization income of $49 million compared to $110 million in 4Q02. Trading losses of $18 million compared to a $1 million loss in 4Q02 and included $31 million in write-downs related to liquidity agreements we have with one of the conduits administered by the Company. Affordable Housing write-downs in Investment Banking are recorded in fee and other income net of the related tax benefit. This treatment is eliminated in the Parent for consolidated reporting purposes. Due to normal seasonality, this elimination reduced Parent fee and other income by $37 million in 1Q03 compared to $105 million in 4Q02.

Expenses decreased $35 million vs. 4Q02, primarily the result of higher technology expense in 4Q02 and a $7 million reduction in intangible amortization expense.

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Wachovia 1Q03 Quarterly Earnings Report

ASSET QUALITY

(See Table on Page 13)

Net loan losses in the loan portfolio decreased 2% to $195 million, lowering the net charge-off ratio to 0.49% of average net loans from 0.52% in 4Q02. Gross charge-offs were $245 million offset by $50 million in recoveries.

Provision for loan losses totaled $224 million and included provision of $25 million related to the transfer to loans held for sale of $258 million of higher risk large corporate loans and sale of $169 million of commercial and consumer loans out of the loan portfolio.

Allowance for loan losses of $2.7 billion, or 1.67% of net loans, declined by $51 million from 4Q02. The decline was related to $55 million in allowance associated with $427 million of loans that were transferred to held for sale or sold.

The allowance to nonperforming loans ratio decreased modestly to 172% from 177% in 4Q02, and the allowance to nonperforming assets ratio (excluding NPAs in loans held for sale) remained relatively stable at 160% versus the prior quarter’s 161%.

NONPERFORMING LOANS

(See Table on Page 14)

Nonperforming loans in the loan portfolio increased $9 million on a linked-quarter basis and totaled $1.6 billion. Total nonperforming assets decreased 3% to $1.8 billion.

New inflows to the commercial nonaccrual portfolio decreased 20% to $386 million compared to the prior quarter’s $485 million. Payments reduced nonperforming commercial loan balances by approximately 13% of beginning 1Q03 nonperforming commercial loan balances. In the quarter, $70 million in nonperforming commercial loans and $16 million of nonperforming consumer loans were sold directly out of the loan portfolio.

LOANS HELD FOR SALE

(See Table on Page 15)

Core Business Activity

In 1Q03, a net $8.5 billion of loans were originated for sale representing core business activity. We sold or securitized a total of $6.5 billion of loans out of the loans held for sale portfolio. All loans sold were performing.

Portfolio Management Activity

During the quarter, we transferred $368 million of higher risk corporate exposure to held for sale including $258 million of outstandings and $110 million of additional exposure. $256 million of the loans transferred were performing loans. This exposure was marked to a carrying value of 81% of par. During the quarter, we sold $198 million of commercial loans out of held for sale, $51 million of these commercial loans were nonperforming.

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Wachovia 1Q03 Quarterly Earnings Report

The following table provides additional information related to direct loan sale and securitization activity and the types of loans transferred to loans held for sale.

First Quarter 2003 Loans Securitized or Sold or Transferred to Held for Sale Out of Loan Portfolio	Balance			Direct Allowance Reduction		Inflow as Loans Held For Sale
(In millions)	Non- performing	Performing	Total		Provision to Adjust Value	Non- performing	Performing	Total

Commercial loans	$70	57	127	23	(1)	—	—	—

Consumer loans	16	26	42	3	—	—	—	—

Loans securitized/ sold out of loan portfolio	86	83	169	26	(1)	—	—	—

Commercial loans	2	256	258	29	26	2	201	203

Consumer loans	—	—	—	—	—	—	—	—

Loans transferred to held for sale	2	256	258	29	26	2	201	203

Total	$88	339	427	55	25	2	201	203

We sold or transferred to held for sale a total of $427 million of loans out of the loan portfolio. These loans included $42 million of consumer loans and $385 million of commercial loans. $339 million of these non-flow loan sales/transfers were performing and $88 million were nonperforming.

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Wachovia 1Q03 Quarterly Earnings Report

MERGER INTEGRATION UPDATE

ESTIMATED MERGER EXPENSES

In connection with the Wachovia merger, we have been recording certain merger-related and restructuring expenses. These expenses will be reflected in our income statement. In addition, we recorded purchase accounting adjustments to reflect former Wachovia’s assets and liabilities at their respective fair values as of September 1, 2001, and to reflect certain exit costs related to the former Wachovia. The purchase accounting adjustments as of September 1, 2002, were final.

In 4Q02 we began recording former Wachovia exit costs as merger-related and restructuring expenses in our income statement.

For the 12-month period following the consummation of the merger, these expenses were recorded as purchase accounting adjustments, and accordingly had the effect of increasing goodwill.

At the time of the merger announcement, management indicated that we would incur an estimated $1.45 billion of merger expenses. This figure was subsequently adjusted to $1.525 billion to reflect $75 million of additional expenses incurred by former Wachovia and First Union in conjunction with a hostile takeover bid. This amount included merger-related and restructuring expenses reflected in the income statement as well as purchase accounting adjustments for certain exit costs. Management now expects total merger expenses in connection with the merger to be $110-$125 million less than previously expected.

The following table indicates our progress compared with the estimated merger expenses.

Merger Expenses (In millions)	Net Merger- Related/ Restructuring Expenses	Exit Cost Purchase Accounting Adjustments(a)	Total
Total estimated expenses	$1,164	251	1,415

Actual expenses
2001	$178	141	319
2002	386	110	496
First quarter 2003	70	—	70

Total actual expenses	$634	251	885

(a)	These adjustments represent incremental expenses related to combining the two companies and are specifically attributable to the former Wachovia. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant former Wachovia facilities. These adjustments are reflected in goodwill and are not charges against income.

During the quarter, we recorded merger expenses totaling $70 million and have recorded a cumulative total of $885 million. Total actual expenses are the sum of total First Union/Wachovia merger-related and restructuring expenses as reported in the following Merger-Related, Restructuring and Other Expenses table and Total exit cost purchase accounting adjustments (one-time costs) as detailed in the Goodwill and Other Intangibles Created by the First Union/Wachovia Merger table on the following page.

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Wachovia 1Q03 Quarterly Earnings Report

MERGER-RELATED, RESTRUCTURING AND OTHER EXPENSES

Merger-Related and Restructuring Expenses (Income Statement Impact)	2003	2002
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Merger-related and restructuring expenses
Personnel and employee termination benefits	$3	31	14	7	37
Occupancy and equipment	17	33	14	62	41
Gain on regulatory-mandated branch sales	—	—	—	—	(121)
Contract cancellations and system conversions	28	46	49	51	18
Advertising	10	20	18	7	—
Other	12	15	12	16	16

Total First Union/ Wachovia merger-related and restructuring expenses	70	145	107	143	(9)

Other merger-related and restructuring expenses (reversals), net	(6)	—	—	—	1

Net merger-related and restructuring expenses	64	145	107	143	(8)

Income taxes (benefits)	(24)	(53)	(40)	(54)	3

After-tax net merger-related and restructuring expenses	$40	92	67	89	(5)

In the quarter, we recorded $70 million in net merger-related and restructuring expenses related to the First Union/Wachovia merger. The largest category related to contract cancellations and system conversions.

GOODWILL AND OTHER INTANGIBLES

Goodwill and Other Intangibles Created by the First Union/ Wachovia Merger—Final
(In millions)

Purchase price less former Wachovia ending tangible stockholders’ equity as of September 1, 2001	$7,466

Fair value purchase accounting adjustments (a)
Financial assets	836
Premises and equipment	167
Employee benefit plans	276
Financial liabilities	(13)
Other, including income taxes	(154)

Total fair value purchase accounting adjustments	1,112

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152
Occupancy and equipment	85
Gain on regulatory-mandated branch sales	(47)
Contract cancellations	8
Other	53

Total pre-tax exit costs	251
Income taxes	(73)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178

Total purchase intangibles	8,756
Deposit base intangible (Net of income taxes)	1,194
Other identifiable intangibles (Net of income taxes)	209

Goodwill as of March 31, 2003	$7,353

(a)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of the former Wachovia to their fair values as of September 1, 2001.
(b)	These adjustments represent incremental costs relating to combining the two organizations which are specifically related to the former Wachovia.

In accordance with purchase accounting, the assets and liabilities of the former Wachovia were recorded at their respective fair values as of September 1, 2001, as if they had been individually purchased in the open market. The premiums and discounts that resulted from the purchase accounting are accreted/amortized into income/expense over the estimated term of the respective assets and liabilities, much like the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, we would expect that as these assets and liabilities mature, they could generally be replaced with instruments of similar yields.

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Wachovia 1Q03 Quarterly Earnings Report

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, (ii)statements relating to the benefits of the merger between the former Wachovia Corporation and former First Union Corporation (the “Merger”), completed on September 1, 2001, and the proposed retail securities brokerage combination transaction between Wachovia and Prudential Financial, Inc. (the “Brokerage Transaction”), including future financial and operating results, cost savings, enhanced revenues and the accretion of reported earnings that may be realized from the Merger and/or the Brokerage Transaction, and (iii) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses involved in the Merger and/or the Brokerage Transaction will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger and/or the Brokerage Transaction may not be fully realized or realized within the expected time frame; (3) revenues following the Merger and/or the Brokerage Transaction may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the Merger and/or the Brokerage Transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) inflation, interest rate, market and monetary fluctuations; (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (9) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; and (10) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated April 16, 2003.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Merger and/or the Brokerage Transaction or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

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